Exhibit 10.3

Recovery Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO   80203

August 8, 2013

A. Bradley Gabbard
W. Phillip Marcum
c/o Recovery Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO 80203

Re:           Restrictions on Investment in 8% Senior Secured Debentures

Reference is made to that certain Securities Purchase Agreement, dated as of June 18, 2013, between Recovery Energy, Inc. (the “Company”), A. Bradley Gabbard, W. Phillip Marcum and the other holders set forth therein (the “Holders”), pursuant to which the Company issued to the Holders certain 8% Senior Secured Convertible Debentures (the “Debentures”).

This letter contemplates that the Company will seek shareholder approval of the issuance of  the debentures and terms thereof to Holders as soon as practicable.  Until such time as such shareholder’s approval is secured, the provisions set forth in the following paragraphs shall apply.  Immediately upon the securing of Shareholder approval, the Terms of the Debentures shall revert back to their original terms.

This letter agreement sets forth the agreement between the Company and each of Mr. Gabbard and Mr. Marcum, separately and not jointly, regarding such Holders’ investment in the Debentures, until such time as shareholder approval is secured as contemplated by this letter agreement. The Company and each of Mr. Gabbard and Mr. Marcum accordingly agree as follows:

1.
In the event the Company elects, pursuant to Section 2(a) of the Debentures, to satisfy its obligation to pay quarterly interest on the Debentures by issuing shares of the Company’s common stock, the Interest Conversion Rate applicable to such issuance pursuant to Section 2(a) of the Debentures with respect to shares issuable to Mr. Gabbard and Mr. Marcum shall be no less than $1.55, which represents the Interest Conversion Rate calculated as of June 18, 2013 (the “Minimum Conversion Price”), unless a lower amount is approved in advance by a majority of the Company’s stockholders pursuant to the Company’s bylaws.  If such approval by shareholders has not occurred, and the Interest Conversion Rate used for all other holders of debentures for the applicable interest payment is less than $1.55, then Holders may elect to defer payment of such amount, and such amount will be treated as accrued and unpaid interest pursuant to the terms of the Debentures until such time as shareholder approval is obtained or the Debentures are repaid or converted.

2.
In the event the Company engages in a Dilutive Issuance pursuant to Section 5(b) of the Debentures, the Conversion Price applicable to Mr. Gabbard and Mr. Marcum under the Debentures shall under no circumstance be less than the Minimum Conversion Price, unless a lower amount is approved in advance by the Company’s stockholders pursuant to the Company’s bylaws.

The parties further agree that the agreement set forth herein between the Company and Messrs. Marcum and Gabbard shall not in any way alter the terms of the Debentures as applicable to the other Holders, nor shall this letter agreement operate to amend any other provisions of the Debentures as between the Company and Messrs. Marcum and Gabbard except as necessary to give effect to the provisions set forth herein.

This letter agreement shall be construed in accordance with and governed by the laws of the State of Colorado, excluding its conflict of laws rules. This letter agreement may be executed in any number of counterparts each of which shall be considered an original. If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided below.

Very truly yours

RECOVERY ENERGY, INC.

By:	/a/ A. Bradley Gabbard
A. Bradley Gabbard
Its:	President and Chief Financial Officer

ACCEPTED AND AGREED
this 8th day of August, 2013

/s/ A. Bradley Gabbard
A. Bradley Gabbard
/s/ W. Phillip Marcum
W. Phillip Marcum